Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this registration statement of Taiwan Semiconductor Manufacturing Company Limited on Form S-8 of our report dated February 6, 2004 (May 11, 2004 as to Note 25n, May 20, 2004 as to Note 25k and May 21, 2004 as to the second paragraph in Note 21) appearing in the Annual Report on Form 20-F of Taiwan Semiconductor Manufacturing Company Limited for the year ended December 31, 2003, which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Republic of China Statement of Financial Accounting Standards No. 30, “Accounting for Treasury Stock” and U.S. Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002, the reconciliation to accounting principles generally accepted in the United States of America and the convenience translation of New Taiwan Dollar amounts into U.S. dollar amounts.

Deloitte & Touche
Taipei, Taiwan
The Republic of China

January 5, 2005